UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. 1)

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

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☐Preliminary Proxy Statement

☐Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐Definitive Proxy Statement

☒Definitive Additional Materials

☐Soliciting Material pursuant to §240.14a-12

BEST BUY CO., INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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EXPLANATORY NOTE

This Amendment No. 1 (“Amendment No. 1”) to the definitive proxy statement on Schedule 14A filed by Best Buy Co., Inc. (the “Company”) with the Securities and Exchange Commission on May 1, 2019 (the “Original Filing”) in connection with its 2019 Regular Meeting of Shareholders (the “Meeting”) amends the Original Filing to correct the CEO pay ratio from 605:1 to 610:1 as shown in the section entitled “CEO Pay Ratio” on page 77 of the Original Filing. Accordingly, the last two sentences in the second paragraph under the section entitled “CEO Pay Ratio” on page 77 of the Original Filing shall read as follows: “Our median employee’s annual total compensation for fiscal 2019 was $28,500. As a result, we estimate that Mr. Joly’s annual total compensation was approximately 610 times that of our median employee.”

Except as specifically discussed herein, this Amendment No. 1 does not otherwise modify or update any other disclosures presented in the Original Filing. In addition, this Amendment No. 1 does not reflect events occurring after the date of the Original Filing or modify or update disclosures that may have been affected by subsequent events.

If you have already voted and do not wish to change your vote, you do not need to do anything. Your vote will be tabulated as you previously instructed. If you are a shareholder of record, you may change your vote and revoke your proxy by (i) submitting a later-dated proxy prior to the Meeting (by mail, internet or telephone); (ii) voting online during the Meeting at www.virtualshareholdermeeting.com/BBY2019  (attendance will not, by itself, revoke a proxy); or (iii) providing written notice of revocation to our Secretary at Best Buy Co., Inc., 7601 Penn Ave. S., Richfield, MN 55423, before your shares are voted. If your shares are held in a brokerage account by a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or other nominee.

Important Notice Regarding the Availability of Proxy Materials for the Regular Meeting of Shareholders to Be Held On June 11, 2019:

This Amendment No. 1, the Notice of 2019 Regular Meeting of Shareholders, the Original Filing and our Annual Report on Form 10-K for the fiscal year ended February 2, 2019 are available at www.proxyvote.com.